SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                                (AMENDMENT NO. 4)


                             Medis Technologies Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58500P 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |_|    Rule 13d-1(c)
         |X|    Rule 13d-1(d)

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 2 of 7 Pages
---------------------                                          -----------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          ----------------------------------------------------------------------

          Robert K. Lifton
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [ ]
                                                                        (b) |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
---------------- ----- ---------------------------------------------------------
    NUMBER OF    5     SOLE VOTING POWER        3,066,353 shares of common stock
     SHARES      ----- ---------------------------------------------------------
  BENEFICIALLY   6     SHARED VOTING POWER      1,134,741 shares of common stock
    OWNED BY     ----- ---------------------------------------------------------
      EACH       7     SOLE DISPOSITIVE POWER   3,066,353 shares of common stock
    REPORTING    ----- ---------------------------------------------------------
   PERSON WITH   8     SHARED DISPOSITIVE POWER 1,134,741 shares of common stock
-------- -----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,201,094 shares of common stock

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES  [ ]
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          12.0%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
========= ======================================================================

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 3 of 7 Pages
---------------------                                          -----------------

Item 1(a).          Name of Issuer:

                    Medis Technologies Ltd.
                    ------------------------------------------------------------



Item 1(b).          Address of Issuer's Principal Executive Offices:

                    805 Third Avenue, New York, New York 10022
                    ------------------------------------------------------------



Item 2(a).          Name of Person Filing:

                    Robert K. Lifton
                    ------------------------------------------------------------



Item 2(b).          Address of Principal Business Office or, if None, Residence:

                    805 Third Avenue, New York, New York 10022
                    ------------------------------------------------------------



Item 2(c).          Citizenship:

                    USA
                    ------------------------------------------------------------



Item 2(d).          Title of Class of Securities:

                    Common Stock
                    ------------------------------------------------------------



Item 2(e).          CUSIP Number:

                    58500P 10 7
                    ------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 4 of 7 Pages
---------------------                                          -----------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)    |_|  Broker or dealer registered under Section 15 of the Exchange
                    Act.

        (b)    |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    |_|  Insurance  company as defined  in  Section  3(a)(19)  of the
                    Exchange Act.

        (d)    |_|  Investment   company  registered  under  Section  8  of  the
                    Investment Company Act.

        (e)    |_|  An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E).

        (f)    |_|  An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)    |_|  A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(ii)(G).

        (h)    |_|  A savings  association as defined in Section 3(b) of Federal
                    Deposit Insurance Act.

        (i)    |_|  A church plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)    |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 5 of 7 Pages
---------------------                                          -----------------



Item 4.        Ownership.

          (a) Amount beneficially owned:

              4,201,094 shares of common stock *
              ------------------------------------------------------------------

          (b) Percent of class:

              12.0%
              ------------------------------------------------------------------

          (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote 3,066,353 shares of
               common stock*                            -------------------
               -------------

          (ii) Shared power to vote or to direct the vote 1,134,741 shares of
               common stock**                             -------------------
               --------------

          (iii) Sole power to dispose or to direct the disposition of 3,066,353
               shares of common stock*                                ---------
               -----------------------

          (iv) Shared power to dispose or to direct the disposition of 1,134,741
               shares of common stock**                                ---------
               ------------------------













* Includes an aggregate of 95,000 shares of common stock underlying options granted to Mr. Lifton pursuant to the Issuer's 1999 Stock Option Plan, as amended, all of which are exercisable as of December 31, 2006 or exercisable within 60 days of December 31, 2006. Does not include 80,000 shares of common stock underlying options, which are not exercisable within 60 days of December 31, 2006.
** Such shares are held by Stanoff Corporation, which is beneficially owned by Mr. Lifton and Mr. Weingrow.

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 6 of 7 Pages
---------------------                                          -----------------

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable.



Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.



Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.



Item 9.        Notice of Dissolution of Group.

               Not Applicable.



Item 10.       Certification.

               Not Applicable.

---------------------                                          -----------------
CUSIP No. 58500P 10 7                 13G                      Page 7 of 7 Pages
---------------------                                          -----------------




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 13, 2007
                                               ---------------------------------
                                                                          (Date)

                                                /s/ Robert K. Lifton
                                               ---------------------------------
                                               Robert K. Lifton